Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the date of execution set forth below by and between BioScrip, Inc. (“BioScrip” or “Company”) and Daniel E. Greenleaf (“Executive”).

WHEREAS, BioScrip wishes to employ Executive as its President and Chief Executive Officer.

WHEREAS, Executive wishes to accept such employment.

WHEREAS, BioScrip conducts its business in part through various direct or indirect parents, subsidiaries, and affiliates (collectively, the “Affiliates,” and with BioScrip, collectively, the “Company”).

WHEREAS, the Company is engaged in the business that is defined in BioScrip’s Annual Reports on Form 10-K for the year ended December 31, 2015, and as subsequently filed with the U.S. Securities and Exchange Commission each year thereafter (such business, as described in the 10-K and as modified each year in its subsequently filed 10-K and any and all other businesses that after the date hereof, and from time to time during the Employment Period, become material with respect to the Company’s then-overall business, shall be referred to herein as the “Business”).

WHEREAS, the Company has customers throughout the United States, and competes with companies providing services and products similar or comparable to, and competitive with, those of the Company’s Business.

WHEREAS, the Company has expended, and will continue to expend, a great deal of time, money, and effort to develop and maintain proprietary, trade secret, and other confidential business information relating to the Business which, if misused or disclosed, could be very harmful to the Business.

WHEREAS, Executive recognizes that, as a result of Executive’s employment with BioScrip, Executive may have access to (among other things) the Company’s proprietary, trade secret, or other confidential information of or relating to the Business.

WHEREAS, Executive recognizes and acknowledges that the Company, in all fairness, needs certain protection in order (among other things) (i) to ensure that Executive does not misappropriate or misuse any proprietary, trade secret, or other confidential information relating to the Business, cause injury to the Company’s customer relationships, or take any other action which could result in a loss of goodwill developed for and on behalf of the Company and at its expense, and (ii) more generally, to prevent Executive from being positioned to provide others with an unfair competitive advantage over the Company.

WHEREAS, the Parties wish that Executive be (i) employed by BioScrip, (ii) eligible for opportunities for compensation increases, (iii) given responsibility for developing and/or maintaining (or supervising the development and/or maintenance of) customer relationships, and (iv) given access to certain proprietary, trade secret, and other confidential information, some or all of which would not be available but for Executive’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1                Definitions. As used herein, the following terms shall have the following meanings.

(a)                “Board” means the board of directors of BioScrip.

(b)               “Cause” means (i) engaging by Executive in misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to, a felony; (iii) engaging by Executive in fraud, theft or embezzlement in connection with the business of Company; (iv) engaging by Executive in any act of moral turpitude reasonably likely to adversely affect the Company or its business or reputation; or (v) Executive’s material breach of this Agreement or of any fiduciary duty to or written agreement with the Company. Any act, or failure to act, based upon and consistent with authority given pursuant to a resolution of the Board or based upon and consistent with advice of counsel shall not constitute an act constituting Cause. A termination of Executive’s employment shall not be deemed to be for Cause unless and until (A) Executive is delivered, within a period not to exceed 90 days of the Board’s knowledge of the initial existence of the condition alleged to give rise to Cause, a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding Executive), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in one or more of clauses (i) through (v) above and setting forth in reasonable detail why the Board believes that Cause exists, and (B) solely with respect to an act described in Section 1.1(b)(v) which may, in the good faith opinion of the Board, be curable, (x) Executive is provided with 30 days during which he may remedy the condition (the “Cause Cure Period”) and (y) within the 30 day period after expiration of the Cause Cure Period, Executive is delivered a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding Executive), finding that, in the good faith opinion of the Board, Executive has not cured the conduct described in clause (v) above during the Cure Period.

(c)                “Change in Control” has the meaning assigned to such term in the BioScrip’s Amended and Restated 2008 Equity Incentive Plan, as in effect on the date hereof.

(d)               “Change in Control Severance Period” means the period commencing immediately prior to the consummation of a Change in Control and ending 18 months after the consummation of such Change in Control.

(e)                “Code” means the Internal Revenue Code of 1986, as amended.

(f)                 “Committee” means the Compensation Committee of the Board, or its successor.

(g)                “Confidential Information” shall include, but is not limited to, all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, and includes, but is not limited to, Trade Secret Information. Executive understands that Confidential Information may or may not be labeled as “confidential,” and Executive will treat all information as confidential unless otherwise informed by the Board.

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(h)               “Customers” means (i) the Company’s customers, clients, and referral sources serviced by Executive at any time during the 12 months immediately preceding his separation from his employment with BioScrip (including, if applicable, while employed by HS Infusion Holdings, Inc. or any of its parents, subsidiaries, or affiliates (collectively, “Home Solutions”)), (ii) the Company’s customers, clients, and referral sources serviced by Company personnel during the 3 months immediately preceding his separation from his employment with BioScrip (including, if applicable, while employed by Home Solutions), if Executive had supervisory duties over the personnel providing such service at the time it was provided, and (iii) the Company’s customers, clients, and referral sources with respect to which Executive had Confidential Information at any time during the 3 months immediately preceding his separation from his employment with BioScrip (including, if applicable, while employed by Home Solutions), and (iv) prospective Company customers, clients, and referral sources that Executive solicited or had material contact with, or about whom Executive had access to Confidential Information, at any time during the 3 months immediately preceding his separation from his employment with BioScrip (including, if applicable, while employed by Home Solutions).

(i)                 “Equity Plan” means BioScrip’s Amended and Restated 2008 Equity Incentive Plan, as amended from time to time.

(j)                 “Good Reason” means any of the following events which occur without Executive’s consent: (i) a material diminution in any of Executive’s annual base salary, target bonus opportunity or long-term equity incentive opportunity, provided that an accelerated grant of a long-term equity award which is expressly designed to cover multiple years will be annualized over such years; (ii) a material diminution in Executive’s authority, duties, or responsibilities or any diminution in Executive’s titles or the assignment to Executive of duties or responsibilities materially inconsistent with Executive’s position with the Company; (iii) a requirement that Executive report to a corporate officer or employee instead of reporting directly and exclusively to the Board; (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement; for the avoidance of doubt, neither (A) BioScrip’s failure to deliver an Extension Notice (or a notice to the effect that BioScrip does not intend to extend this Agreement or enter into a new employment agreement) nor (ii) the parties’ failure to enter into a mutually agreeable extension to this Agreement (or a new employment agreement) following BioScrip’s delivery of an Extension Notice, shall constitute Good Reason.

(k)               “Medical Benefits” means, for the period that Executive is eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or, if earlier, until Executive obtains other employment that offers group health benefits for which Executive is eligible), the Company’s continued contribution to the premium cost of Executive’s participation and that of his eligible dependents’ in the Company’s group health plan that covers Executive and his eligible dependents at the level that the Company contributes on behalf of similarly situated active employees of the Company. Any Medical Benefits payable hereunder shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

(l)                 “Net Benefit” means the Present Value of all Payments net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the applicable highest marginal rate.

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(m)             “Option” has the meaning assigned to such term in the Equity Plan.

(n)               “Performance Goals” has the meaning assigned to such term in the Equity Plan.

(o)               “Present Value” of a Payment means the economic present value of the Payment as of the date of the Change in Control for purposes of Section 280G, as determined using the discount rate required by Section 280G(d)(4) of the Code.

(p)               “Restricted Period” means the period of Executive’s employment with BioScrip plus the lesser of the following number of months immediately following Executive’s last day of employment with BioScrip: (i) 12 months or (ii) solely in the case of (A) an involuntary termination of Executive’s employment without Cause or a termination of Executive’s employment for Good Reason occurring in either case in 2020, or (B) a termination of this Agreement by BioScrip at the expiration of the term on December 31, 2020, that number of months equal to the aggregate number of months of Base Salary payable as severance under Sections 2.4(c), (d), (e), and (g), determined without respect to Section 2.4(h); provided, however, that the running of the Restricted Period shall be tolled during any period of time during which Executive violates any of the provisions of Section 2.6 below.

(q)               “Restricted Stock Unit” has the meaning assigned to such term in the Equity Plan.

(r)                 “Section 280G” means Section 280G of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 280G by the U.S. Department of Treasury or the Internal Revenue Service.

(s)                “Section 409A” means Section 409A of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(t)                 “Territory” means the United States and its territories and possessions.

(u)               “Trade Secret Information” of the Company means all information, regardless of the form or medium in which it is or was created, stored, reflected, or preserved, that is not commonly known by or generally available to the public or the industry and that: (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing, and business plans and strategies; pricing, price lists, pricing methodologies, and profit margins; current and planned incentive, recognition, and rewards programs and services; personnel; inventions, concepts, ideas, designs, and formulae; current, past, and prospective customer lists, patient lists, and referral sources; current, past, and anticipated customer/patient needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures, and architectures.

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ARTICLE II
Employment

2.1               Employment. BioScrip agrees to employ Executive and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement, for the period beginning on September 9, 2016 (“Start Date”) and ending as provided in Section 2.4 of this Agreement (“Employment Period”).

2.2              Position and Duties.

(a)    Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as the President and Chief Executive Officer of BioScrip and will be nominated to serve as a member of the Board when his Board seat is first up for election and from and after the date of his election, shall continue to be nominated to serve on the Board throughout the Employment Period. As the President and Chief Executive Officer, Executive, subject to the authority of the Board, shall perform such duties as are customary for such position and such duties as may be reasonably assigned to him by the Board. During the Employment Period, Executive shall report directly and exclusively to the Board.

(b)   Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and shall perform his duties hereunder subject to and in accordance with the reasonable, lawful and good faith resolutions or any other determinations of the Board, applicable law, and the by-laws, policies, practices, procedures, and codes of ethics and business conduct of the Company applicable to his position. During the Employment Period, Executive shall not become an employee of any person or entity other than the Company. This section shall not be construed to prohibit Executive from (i) managing personal and family investments, (ii) participating in civic, charitable, religious, public interest or trade groups or (iii) serving on the board of directors or committees of one or more other entities with the prior consent of the Board, which shall not be unreasonably withheld, provided, that, notwithstanding the foregoing, Executive shall be permitted to continue to serve in each of the capacities set forth on Annex A.

2.3              Base Salary, Bonus and Benefits. Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, during the Employment Period:

(a)    Base Salary. Executive’s Base Salary shall be $725,000 per annum (as increased or from time to time, “Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes. The Company, at the discretion of the Board or the Committee, may increase, but not decrease, except with Executive’s prior written consent the Base Salary.

(b)   Annual Bonus. During the Employment Period, Executive shall be entitled to receive a bonus (the “Annual Bonus”) for each calendar year (and pro-rated for partial calendar years including, for the avoidance of doubt, the 2016 calendar year), payable in cash in

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accordance with, and subject to the terms and conditions of, BioScrip’s then applicable short-term bonus or other cash incentive program (each, a “Bonus Program”). Executive’s aggregate target bonus award for each calendar year will be 100% of his Base Salary as of the beginning of the applicable performance period (the “Target Annual Bonus”). Executive’s actual Annual Bonus may range from a minimum amount of 0% (if the minimum performance required to pay out any portion of his Annual Bonus is not achieved) to a maximum of 200% of his Target Annual Bonus, with an amount equal to 50% of his Target Annual Bonus paying out if only the minimum performance required for any payment of his Annual Bonus is achieved. The performance goals applicable to Executive’s Annual Bonus, and the Company’s and/or Executive’s achievement of such performance goals, will be determined by the Committee in good faith. Any Annual Bonus compensation payable to the Executive shall be payable by March 15 of the calendar year following the calendar year to which such Annual Bonus relates, subject to the condition that the Executive remain employed by BioScrip through the date the Annual Bonus is paid, except as otherwise set forth in this Agreement.

(c)    Benefits. Executive shall be entitled to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees of BioScrip, in accordance with and subject to the terms thereof, provided that Executive shall receive service credit for his services with Home Solutions for purposes of such benefits and plans.

(d)   Vacation. Executive shall be entitled to take paid time off and paid holidays in accordance with the policies applicable to senior executives of BioScrip generally.

(e)    Long Term Incentives.

(i)                 Initial Grants.

(A)              Upon obtaining shareholder approval of an increase in authorized shares of BioScrip common stock, pursuant to and in accordance with the terms and conditions of the Equity Plan, BioScrip shall grant to Executive 377,358 Restricted Stock Units (“Sign-On RSUs”). Subject to Executive’s continued employment with BioScrip through the conclusion of the Initial Term, the Sign-On RSUs will vest in their entirety on December 31, 2020, subject to accelerated vesting to the extent provided in Section 2.4(f).

(B)              Upon obtaining shareholder approval of an increase in authorized shares of BioScrip common stock, pursuant to and in accordance with the terms and conditions of the Equity Plan, BioScrip shall grant to Executive Options which are described in more detail on Exhibit A attached to this Agreement. By no later than March 31, 2017, pursuant to and in accordance with the terms and conditions of the Equity Plan, BioScrip shall grant to Executive performance-based Restricted Stock Units (“PRSUs”), the material terms of which are described in more detail on Exhibit A attached to this Agreement. The awards granted pursuant to this Section 2.3(e)(i)(B) constitute Executive’s long-term incentive awards for the remaining period in 2016 after the Start Date and all of 2017.

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(C)              If BioScrip is unable to obtain shareholder approval of an increase in authorized shares of BioScrip common stock on or before November 30, 2016, the parties shall negotiate a mutually agreeable alternative long-term compensation arrangement in lieu of the arrangements described in Sections 2.3(e)(i)(A) & (B).

(ii)               Future Grants. Starting in the 2018 calendar year and continuing for the duration of the Employment Period thereafter, BioScrip shall make a grant of equity awards having an anticipated (but not guaranteed) aggregate annualized grant date value of $1,100,000 to Executive.

(f)     Business Expenses. Upon Executive’s submission of proper substantiation, BioScrip shall reimburse Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

(g)    Additional Expense Reimbursements. Upon Executive’s submission of proper substantiation, BioScrip shall reimburse Executive up to $25,000 per calendar year for club dues, automobile expenses, and other expenses which (i) are in some manner helpful to Executive in the performance of BioScrip’s business, but (ii) are not reimbursable in accordance with BioScrip’s standard business expense reimbursement policy described in Section 2.3(f) above. To the extent required by law, such reimbursements shall constitute taxable income to Executive and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes. In addition, the Company shall pay the reasonable legal fees incurred by Executive in connection with the negotiation, drafting and execution of this Agreement not to exceed $25,000 within 21 days of the Company’s receipt of the invoice(s) for such legal services.

(h)   Time for Reimbursement. No expenses incurred after the end of the Employment Period shall be subject to reimbursement under this Section 2.3. The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

2.4              Term.

(a)    General Term. This Agreement shall commence on the Start Date and terminate on December 31, 2020 (such period, the “Initial Term”) unless extended or sooner terminated as provided herein. BioScrip shall notify Executive of BioScrip’s intent to extend (or not extend) the term of this Agreement beyond the Initial Term by no later than December 31, 2019; provided that if BioScrip does not so notify Executive of its intent to extend (or not extend) the term of this Agreement, such failure will not be a breach of this Agreement but shall instead be construed as BioScrip’s election not to extend the term of this Agreement. If BioScrip notifies Executive that BioScrip intends to extend the term of this Agreement (such notification, an “Extension Notice”), then for a period of not less than 45 days following the delivery of such notice the parties shall in good faith attempt to negotiate either (i) an extension to this

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Agreement or (ii) a new employment agreement that will supersede this Agreement in its entirety. Notwithstanding the foregoing, (i) in the event of a Change in Control at any time during the Initial Term, the Initial Term shall be no less than the Change in Control Severance Period and (ii) Executive and the Company shall each provide the Company or Executive, as applicable, with no less than 30 days’ prior written notice of termination of employment.

(b)   Termination for Cause, Voluntary Termination, or Termination at Expiration of Term other than during a Change in Control Severance Period. If Executive’s employment is terminated (i) at the expiration of the Initial Term other than during a Change in Control Severance Period, (ii) at any time by BioScrip for Cause, (iii) on account of death or disability, or (iv) by Executive in any manner except as provided in Section 2.4(d), then Executive (or his estate) shall be entitled only to his Base Salary through the date of termination and shall not be entitled to any further Base Salary, any applicable bonus, benefits or other compensation for that year or any future year, or any severance compensation of any kind, nature, or amount, except as may be provided in an applicable benefit plan or program or as required by applicable law. Notwithstanding the foregoing, (A) solely in the event of Executive’s termination of employment on account of death or disability, (1) Executive shall be entitled to a pro-rated bonus based on actual performance which shall be paid at the same time executives are generally paid their annual bonuses for the applicable bonus year, with such pro-ration based on a fraction, the numerator of which is the number of days in the year in which the termination occurs through the date of termination and the denominator of which is 365 (the “Pro Rata Bonus”) and (2) Executive shall be entitled to his Annual Bonus with respect to any completed year for which Executive has not yet been paid, based on actual performance, which shall be paid at the time that executives are generally paid their annual bonuses for the applicable bonus year (“Accrued Bonus”) and (B) solely in the event that Executive’s employment is terminated at or after the expiration of the Initial Term other than during a Change in Control Severance Period, Executive shall be entitled to the Accrued Bonus with respect to 2020.

(c)    Termination Without Cause other than during a Change in Control Severance Period. If Executive’s employment is terminated by BioScrip without Cause (other than by reason of Executive’s death or disability or because of the expiration of the Term) and such termination without Cause does not occur during the Change in Control Severance Period, then Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to: (i) if such termination occurs on or before December 31, 2019, one times Base Salary: (ii) if BioScrip has not elected to extend this Agreement (or enter into a new employment agreement) in accordance with Section 2.4(a) and such termination occurs after December 31, 2019, the lesser of (A) one times Base Salary and (B) Executive’s Base Salary for the remainder of the Initial Term; or (iii) if BioScrip has elected to extend this Agreement (or enter into a new employment agreement) in accordance with Section 2.4(a) and such termination occurs after December 31, 2019 and before the expiration of the Initial Term, one times Executive’s Base Salary plus his Target Annual Bonus for 2019. Such severance payment will be made in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates if Executive’s employment had continued for such period. In addition, Executive shall be entitled to (1) the Medical Benefits, (2) the Prorata Bonus and (3) the Accrued Bonus. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

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(d)   Termination for Good Reason other than during a Change in Control Severance Period. Executive shall notify BioScrip in writing if he believes Good Reason exists. Executive shall set forth in reasonable detail why Executive believes Good Reason exists; provided, however, that Executive must provide BioScrip with written notice of Good Reason within a period not to exceed 90 days of the initial existence of the condition alleged to give rise to Good Reason, upon the notice of which BioScrip shall have a period of 30 days during which it may remedy the condition (the “Cure Period”). If Executive subsequently terminates his employment for the Good Reason specified in such notice to the Company and termination occurs other than during the Change in Control Severance Period, then, provided that such termination is within 45 days following the expiration of the Cure Period and further provided that the condition giving rise to Good Reason was not cured by BioScrip during the Cure Period, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to: (i) if such termination occurs on or before December 31, 2019, one times Base Salary; (ii) if BioScrip has not elected to extend this Agreement (or enter into a new employment agreement) in accordance with Section 2.4(a) and such termination occurs after December 31, 2019, the lesser of (A) one times Base Salary and (B) Executive’s Base Salary for the remainder of the Initial Term; or (iii) if BioScrip has elected to extend this Agreement (or enter into a new employment agreement) in accordance with Section 2.4(a) and such termination occurs after December 31, 2019 and before the expiration of the Initial Term, one times Executive’s Base Salary plus his Target Annual Bonus for 2019, in each case without giving effect to any reduction if a basis for Executive’s resignation for Good Reason is a reduction in Base Salary. Such severance payment will be made in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates if Executive’s employment had continued for such period. In addition, Executive shall be entitled to the Medical Benefits, the Prorata Bonus and the Accrued Bonus. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes. A termination for Good Reason in accordance with this paragraph shall be treated as an involuntary separation from service for purposes of Section 409A.

(e)    Termination Without Cause or for Good Reason during a Change in Control Severance Period. If Executive’s employment is terminated (i) by BioScrip without Cause, including at the expiration of the Term (other than by reason of Executive’s death or disability), or (ii) by Executive for Good Reason (subject to the procedures and Cure Periods described in subsection (d) above), and such termination (with respect to a termination without Cause) or such giving of the applicable notice of the existence of Good Reason (with respect to a termination for Good Reason) occurs during a Change in Control Severance Period, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to two times the sum of Executive’s Base Salary and Target Annual Bonus during the year of termination (without giving effect to any reduction in Base Salary if a basis for Executive’s resignation for Good Reason is a reduction in Base Salary). Such severance payment will be made in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates if Executive’s employment had continued for such period. In addition, Executive shall be entitled to the Medical Benefits, the Prorata Bonus and the Accrued Bonus. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

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A termination for Good Reason in accordance with this paragraph shall be treated as an involuntary separation from service for purposes of Section 409A.

(f)     Treatment of Equity Incentives Upon a Termination of Executive’s Employment Without Cause or for Good Reason. Notwithstanding anything to the contrary in any other agreement between the Company and Executive, upon the termination of Executive’s employment without Cause or for Good Reason:

(i)                 Other than during a Change in Control Severance Period:

(A)              Subject to the last sentence of this paragraph 2.4(f)(i)(A), Executive will be deemed to have satisfied the time-based vesting requirement applicable to any performance-based restricted stock and/or restricted stock units then-held by Executive (“Performance Based Awards”), but only with respect to that fraction of such Performance Based Awards equal to the fraction obtained by dividing (I) the number of calendar days in the performance period applicable to such Performance Based Awards that have been completed as of the date on which the Executive’s employment terminates by (II) the total number of calendar days in the performance period applicable to such Performance Based Awards (such Performance Based Awards, the “Time-Vested PRSUs”). All Performance Based Awards that are not Time-Vested PRSUs will be forfeited in their entirety for no consideration effective immediately upon the termination of Executive’s employment. Time-Vested PRSUs will remain subject to the applicable performance-based vesting condition(s) and will be settled in accordance with the terms and conditions set forth in the applicable award agreement. For the avoidance of doubt, the accelerated vesting provisions of this paragraph 2.4(f)(i)(A) shall apply in the situation where termination of Executive’s employment occurs at or after the expiration of the Term.

(B)              Subject to the third-to-last sentence of this paragraph 2.4(f)(i)(B), Executive will be deemed to have satisfied the time-based vesting requirement applicable to his then-unvested equity compensation awards that are not subject to performance vesting (“Time Based Awards”), but only with respect to that fraction of his then-unvested Time Based Awards equal to the fraction obtained by dividing (I) the number of calendar days that, as of the date on which Executive’s employment terminates, have been completed since the last date on which any Time Based Awards vested in accordance with their terms, by (II) the total number of calendar days that, as of the last date on which any Time Based Awards vested in accordance with their terms, remained before all Time Based Awards would have vested in accordance with their terms had Executive remained in the employment of BioScrip indefinitely. For the avoidance of doubt, the accelerated vesting provisions of this paragraph 2.4(f)(i)(B) shall apply in the situation where termination of Executive’s employment occurs at the expiration of the Term. All Time Based Awards that remain unvested after the application of the pro-rated vesting provisions described in this paragraph will be forfeited in their entirety for no consideration. All stock options that are vested as of the date of Executive’s termination of employment (including any for which vesting has accelerated pursuant to this Section 2.4(f)(i)(B)) shall remain exercisable following Executive’s date of termination until

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the earlier of (i) one year after Executive’s date of termination or (ii) the expiration of the full scheduled term of such options.

(C)              Notwithstanding the preceding paragraph, the vesting of all Sign-On RSUs that are unvested as of Executive’s termination date will accelerate in their entirety as of such date.

(ii)               During a Change in Control Severance Period:

(A)              All Performance Goals (other than those relating to the value of BioScrip’s common stock) pertaining to outstanding Performance Based Awards will be deemed to have been achieved at target and all time-based vesting requirements will lapse in their entirety; provided that if one or more Performance Goals relates to the value of BioScrip’s common stock, the determination of whether (and to what extent) such Performance Goal(s) ha(s)(ve) been achieved will be made by reference to the value of BioScrip’s common stock on or as of the date of the Change in Control. All Performance Based Awards which are deemed to have vested in accordance with the preceding sentence will be settled promptly, but in any event within 60 days following the date on which Executive’s employment terminates.

(B)              The vesting of all Time Based Awards that are unvested as of such date will accelerate and be exercisable in full as of such date and all stock options that are vested as of the date of Executive’s termination of employment (including any for which vesting has accelerated pursuant to his Section 2.4(f)(ii)(B)) shall remain exercisable following Executive’s date of termination until the earlier of (i) two years after Executive’s date of termination or (ii) the expiration of the full scheduled term of such options.

(C)              The vesting of all Sign-On RSUs that are unvested as of such termination date will accelerate in their entirety as of such date.

(D)             Notwithstanding that the provisions of Section 2.4(f)(i) shall apply in the situation where termination of Executive’s employment occurs at or after the expiration of the Term, the provisions of Sections 2.4(f)(ii)(A), (B), and (C) shall apply in the event BioScrip terminates Executive’s employment during a Change in Control Severance Period at or after the expiration of the Term.

(g)    Additional Severance at BioScrip’s Option. In the event that less than 12 months of Base Salary is payable as severance under this Section 2.4 as a result of (i) an involuntary termination of Executive’s employment without Cause or a termination of Executive’s employment for Good Reason occurring in either case in 2020, or (ii) a termination of this Agreement by BioScrip at the expiration of the term on December 31, 2020, BioScrip shall have the option of paying additional months of Base Salary as severance (not to exceed 12 months less the number of months of Base Salary otherwise payable as severance under this Section 2.4) in order to lengthen the Restricted Period for the period during which such Base Salary is paid as severance.

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(h)   Severance Forfeiture. Executive agrees that Executive shall be entitled to the severance pay and acceleration of equity incentives as set forth in this Section 2.4 only if, within 60 days following the date on which Executive’s employment terminates, Executive executes, delivers, and does not revoke as provided therein, a release of all claims against the Company in the form attached hereto as Exhibit C; provided that if such 60 day period spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, be paid prior to the first day of such second calendar year. Upon the occurrence of any material breach of Executive’s obligations under this Agreement or the release prior to or during the severance period, BioScrip’s obligation to make severance payments under this Section 2.4 will be cancelled, Executive shall not receive any further severance payments under this Section 2.4, and Executive shall repay all prior severance payments under this Section 2.4 to BioScrip within 30 days after demand therefor.

(i)     No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(j)     Determination of Termination of Employment. Whether a termination of employment has occurred will be determined in accordance with Section 409A and the regulations and other guidance issued thereunder.

(k)   Installments. For purposes of Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.

2.5              Restrictions and Obligations Relating to Confidential Information, Other Company Property, and Executive’s Personal Electronic Equipment.

(a)    All Confidential Information shall be deemed property of the Company. Executive shall use Executive’s best efforts to protect the Confidential Information and other Company property for and on behalf of the Company. Executive shall not, directly or indirectly, use or disclose any Confidential Information except (i) as may be required for the proper performance of Executive’s duties for and on behalf of the Company, and in accordance with the Company’s policies and procedures relating thereto, (ii) as may be required by applicable law or legal process, and (iii) to Executive’s legal or financial advisors, provided that (A) disclosure is limited to information that affects Executive’s personal finances or legal obligations and (B) Executive instructs each such recipient of Executive’s and the recipient’s obligation to maintain the confidentiality of such information.

(b)   Executive will not access, copy, download, email, reproduce, or otherwise duplicate, record, abstract, or summarize any Confidential Information, except as expressly permitted or required for the proper performance of Executive’s duties for and on behalf of the Company. Executive is not authorized to, and shall not, access any Company computer or computer system, or access, copy, download, email, reproduce, or otherwise duplicate, record, abstract or summarize any Confidential Information (among other things) to compete or prepare to compete against the Company, or for or on behalf of any competitor.

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(c)    Executive shall deliver promptly to BioScrip, or BioScrip’s designee, at the termination of Executive’s employment or at any other time upon the Board’s request, all Confidential Information (including all copies thereof, regardless of the medium in which such information may be stored) and all computers, equipment, tools, and other property of the Company.

(d)   Each of Executive’s obligations in this Section 2.5 shall also apply to all confidential, trade secret, and proprietary information learned or acquired by Executive, as a result of Executive’s employment with BioScrip, from or about others with whom the Company has, had, or contemplated having a business relationship.

(e)    Executive’s obligations under this Section 2.5 shall continue after Executive’s employment with BioScrip ends; provided that Executive’s post-employment obligations not to use Confidential Information shall not apply if and to the extent that: (i) the same information was in Executive’s possession prior to Executive’s employment by BioScrip; (ii) the same information is or becomes generally available to the public or industry participants and such public or industry availability is not the result, directly or indirectly, of any fault of, or improper taking, use, or disclosure by, Executive or anyone working in concert or participation with Executive; or (iii) Executive obtains the information properly, from a source that was free to disclose it, and under circumstances such that Executive neither knew nor had reason to know that such information had been acquired, used, or disclosed improperly.

(f)     Notwithstanding the above, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

2.6              Restrictive Covenants. Executive acknowledges that (i) the Company has spent substantial time, money, and effort over the years in developing and solidifying its customer relationships and protecting its Confidential Information and goodwill, (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort, and expense, and (iii) BioScrip pays its employees, such as Executive, to, among other things, develop and preserve customer goodwill, customer loyalty, and customer contacts, as well as Confidential Information, for and on behalf of the Company. Executive shall not, during the Restricted Period, directly or indirectly, on Executive’s behalf or for or on behalf of any other person, firm, corporation, or entity:

(a)    provide any executive, managerial, supervisory, sales, marketing, research, consulting, or customer-related services to assist any competitor in competing, directly or indirectly, against the Company in the Territory;

(b)   provide any executive, managerial, supervisory, sales, marketing, research, consulting, or customer-related services, in competition against the Company with respect to the Business, for or on behalf of any of the following companies (or for or on behalf of any company which is a successor to, or succeeds to the business of, any of the following companies, whether by

13

reason of stock sale, asset sale, merger, or consolidation), each of which is a major competitor which could benefit greatly if it were able to obtain or use the Company’s Confidential Information and/or to divert goodwill generated and/or developed for or on behalf of the Company: the Coram CVS Specialty Infusion Services segment of CVS Health Corporation; the AxelaCare Health Solutions segment of UnitedHealth Group Incorporated; the Option Care segment of Walgreens Boots Alliance, Inc.; Soleo Health, Inc.; the Amerita segment of PharMerica Corporation; Amedisys, Inc.; Preferred Homecare/LifeCare Solutions;

(c)    solicit, divert, or take away, or attempt to solicit, divert, or take away, from the Company the business of any of the Customers for the purpose of selling or providing to or servicing for any such Customer any product or service which was provided by the Company during Executive’s employment with BioScrip (or which product or service is a substitute therefor or competes therewith);

(d)   cause or attempt to cause any of the Customers to terminate or reduce their existing relationships with the Company;

(e)    provide any competitive products or services to any such Customers, in competition against the Company; or

(f)     solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company or to work for any competitor of the Company, provided that it shall not be a violation of this clause (f) for Executive to hire his personal assistant(s) or place a general solicitation for employment or services that is not targeted at employees of the Company.

Executive acknowledges that the restrictions in this Agreement apply to all forms of communication, including, without limitation, written communications, verbal communications, email communications, and all forms of electronic communications through social media websites or applications that may be broadly disseminated, including, but not limited to, status updates, posts, direct/personal messages, tweets, or retweets on LinkedIn, Twitter, Google+, Facebook, or any other form of electronic communication.

2.7              Acknowledgements Regarding Restrictions. Executive agrees that the restrictions contained in Section 2.6, both separately and in total, are reasonable and enforceable in view of, among other things, (a) the Company’s legitimate interests in protecting its Confidential Information, goodwill, and customer relationships, (b) the narrow range of the activities prohibited, (c) the Confidential Information to which Executive has or will have access, which Executive agrees has a useful competitive life of more than two years, and (d) Executive’s background, which is such that the restrictions should not impose any undue hardship on Executive. Executive and BioScrip further agree that nothing in Section 2.6 above shall prevent Executive from performing Executive’s normal duties and responsibilities for the Company.

2.8              Assignment of Inventions.

(a)    Ownership. Executive hereby assigns to BioScrip all of Executive’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein). The Executive further acknowledges and agrees

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that all copyrightable Work Product prepared by the Executive within the scope of the Executive’s employment with BioScrip are “works made for hire” and, consequently, that BioScrip owns all copyrights thereto. For purposes of this Agreement, “Work Product” shall include, but is not limited to, all literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which (i) are prepared or developed by Executive, individually or jointly with others, during Executive’s employment with BioScrip, or within six months thereafter, whether or not during working hours, and (ii) relate to or arise in any way out of (A) current or anticipated businesses or activities of the Company, (B) the Company’s current or anticipated research or development, (C) any work performed by Executive for the Company, or (4) any information or assistance provided by the Company, including but not limited to Confidential Information.

(b)   Disclosure. Executive shall promptly disclose to BioScrip all Work Product. All such Work Product is and shall forthwith become the property of BioScrip or its designee, whether or not patentable or copyrightable. Executive will execute promptly upon request any documents or instruments at any time and undertake any other action deemed reasonably necessary or proper by BioScrip in order to formally convey and transfer to BioScrip or its designee title to such Work Product, or to confirm BioScrip’s or its designee’s title therein, and in order to enable BioScrip or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks, and Copyrights thereon. Executive will perform Executive’s obligations under this Section 2.8 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of BioScrip. If Executive is unable due to disability or incapacity, to execute any such documents relating to Work Product, Executive hereby appoints each officer and director of BioScrip to be Executive’s Attorney-in-Fact to so execute such documents on behalf of Executive. This is a durable Power of Attorney, the authority of which shall not terminate if Executive becomes disabled or incapacitated. If Executive refuses, following 30 days’ prior written notice from BioScrip, or is unable due to death to execute any such documents relating to Work Product, Executive covenants and agrees that Executive’s heirs, successors, estate, and personal representative are hereby authorized and directed to execute such documents on behalf of Executive, and upon the failure of such heirs, successors, estate, and personal representatives to execute such documents, Executive does hereby authorize each officer and director of BioScrip to so execute such documents on behalf of Executive’s heirs, successors, estate, and personal representatives. Notwithstanding anything contained in any other Power of Attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of BioScrip.

(c)    Preexisting Work Product Not Assigned. Executive shall specify, on Exhibit B attached to this Agreement, all preexisting Work Product not assigned to BioScrip and created prior to Executive’s employment by BioScrip in which Executive has any right, title, or interest. If no such specification is made on Exhibit B, or if Executive writes “none” or similar designation thereon, Executive shall be conclusively deemed not to have any such Work Product, and all Work Product shall be property of BioScrip hereunder.

(d)   Original Development. Executive represents and warrants to BioScrip that all work that Executive performs for or has performed for the Company, and all Work Product that Executive produces, will not knowingly infringe upon or violate any patent, copyright, trade secret, or other property right of any of Executive’s former employers or of any other third

15

party. Executive will not disclose to the Company, or use in any of Executive’s Work Product, any confidential or proprietary information for which Executive has previously undertaken valid and continuing obligations of confidentiality or which belongs to others, unless both the owner thereof and BioScrip have consented.

SPECIAL NOTICE: The obligations of this Section 2.8 do not apply to any invention or other Work Product for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (x) the invention or other Work Product relates (I) to the business of the Company, or (II) to the Company’s actual or demonstrably anticipated research or development, or (y) the invention or other Work Product results from any work performed by Executive for the Company. In addition, this Agreement does not apply to any invention or Work Product which qualifies fully for protection from assignment to the Company under any other specifically applicable state law, regulation, rule, or public policy.

ARTICLE III
Section 280G of the Code

3.1               Reductions in Payments. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G would, but for this Section 3.1, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making any such Payments, a calculation shall be made comparing (a) the Net Benefit to Executive of such Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if such Payments were limited to the extent necessary to avoid being subject to the Excise Tax. If the Net Benefit determined pursuant to subsection (a) would be less than the Net Benefit determined pursuant to subsection (b), then the Payments will be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax (that amount, the “Reduced Payment”).

3.2              Order of Reduction. Payments will be reduced in a manner intended to maximize Executive’s economic position and in a manner consistent with the requirements of Section 409A. In the event that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

3.3              Determinations. Any determination(s) required under this ARTICLE III, including whether any payments or benefits are parachute payments, shall be made by Golden Parachute Tax Solutions or, if Golden Parachute Tax Solutions, is unavailable, unable or unwilling to make such determinations, such other nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G selected by BioScrip in its sole discretion for purposes of making the applicable determinations hereunder (the “Accounting Firm”). Executive shall provide BioScrip with such information and documents as BioScrip may reasonably request in order to make any and all determinations required to implement this ARTICLE III. Any determination(s) reached by the Accounting Firm shall be final and binding on Executive. The

16

Accounting Firm shall, in making its determinations hereunder, take into account the value of the covenants set forth in Sections 2.5 and 2.6.

3.4              Overpayments; Underpayments.

(a)    In the event that (i) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either BioScrip or Executive that the Accounting Firm believes has a high probability of success, that Executive has received Payments that are, in the aggregate, greater than the amount provided under this ARTICLE III (an “Overpayment”) or (ii) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to BioScrip, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.

(b)   In the event that (i) the Accounting Firm determines, based upon controlling precedent or substantial authority, determine that Executive has received Payments that are less than the amount provided under this ARTICLE III (an “Underpayment”) or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by BioScrip to or for the benefit of Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.

ARTICLE IV
Miscellaneous

4.1               Representations. Executive and BioScrip each hereby represent and warrant to BioScrip and Executive, as applicable, that (i) the execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the other party is a party or by which he or it is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of each party, enforceable in accordance with its terms. Each party hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

4.2              Survival. Sections 2.4, 2.5, 2.6, 2.7 and 2.8, Article III and Sections 4.2 through 4.16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

4.3              Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

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To BioScrip:

c/o the General Counsel of the Company at the Company’s headquarters address

To Executive:

At the most recent address on file with the Company.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

4.4              Enforceability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement. Further, if any provision of Sections 1.1, 2.5, 2.6, 2.7, or 2.8 of this Agreement is adjudicated to be invalid, overly broad, or unenforceable, the parties agree that the court making such determination shall have the power to delete, amend, and/or reduce the duration and/or scope of, the provision thus adjudicated to be invalid or unenforceable to the extent necessary for said provision to be adjudicated valid and enforceable, such deletion and/or reduction to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

4.5              Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by BioScrip and its successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

4.6              Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.7              Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.8              Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

4.9              Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements.

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4.10           Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of BioScrip.

4.11            Choice of Law and Forum. BioScrip is headquartered in Denver, Colorado. This Agreement shall be construed in accordance with and governed by Colorado law without reference to the conflicts or choice of law principles thereof. Any litigation arising out of or relating to this Agreement shall be filed and pursued exclusively in the State or Federal courts encompassing Denver, Colorado, and the parties hereto consent to the jurisdiction of and venue in such courts.

4.12           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6, 2.7 and 2.8 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The Company shall pay Executive, as incurred (within 10 days following the Company’s receipt of any invoice from Executive), to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any dispute that may arise under or negotiations related to this Agreement in connection with, on or following a Change in Control.

4.13           Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences during the Restricted Period. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) during the Restricted Period and BioScrip has reasonable grounds to believe that Executive has not complied with the requirements of the first sentence of this Section 4.13.

4.14           Withholding Taxes. BioScrip may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.15           Compliance with Section 409A.

(a)    It is intended that the payments and benefits provided under Section 2.4 of this Agreement shall be exempt from the application of the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and BioScrip shall not take any action that would be inconsistent with such intent. Specifically, any severance benefits payable pursuant to Section 2.4 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the date on which Executive’s employment with BioScrip terminates through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 409A and thus be exempt from application of Section 409A by reason of the “short-term deferral” rule. To the extent payments are required to be paid commencing after that date, they

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are intended to constitute separate payments that are exempt from the application of Section 409A by reason of the exceptions under Sections 1.409A-1(b)(9)(iii) or 1.409A-1(b)(9)(v) of the Treasury Regulations, as applicable, to the maximum extent permitted by those provisions. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

(b)   Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date on which Executive’s employment terminates, all payments or benefits provided hereunder that for any reason constitute a “deferral of compensation” within the meaning of Section 409A, that are provided upon a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of termination, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six month anniversary of such date of termination. Notwithstanding the foregoing, payments delayed pursuant to this Section 4.15(b) shall commence within 10 calendar days following Executive’s death prior to the end of the six month period. Reimbursement of any eligible expenses shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)    Although BioScrip shall use commercially reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

4.16           Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective this 31 day of October, 2016.

COMPANY

By:	/s/ Kathryn Stalmack
Name:	Kathryn Stalmack
Title:	SVP and General Counsel

EXECUTIVE

/s/ Daniel E. Greenleaf
Name:	Daniel E. Greenleaf

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ANNEX A

1.       Board of Advisors, Denison University

2.       National Home Infusion Association Board (NHIA)

3.       Gryphon Investor’s Executive Advisory Board (GEAB)

4.       Rotech Healthcare’s Board

5.       University of Miami’s Health Sector Management and Policy Board

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EXHIBIT A

Initial Grants

Item	Details
Annual Long-Term Incentive (“LTI”) Award

•      Initial grant value of $1,443,562 (at target) with the first award to be delivered in the form of stock options and performance RSUs; reflects $1,100,000 annual grant for 2017 plus a pro-rated grant to reflect the number of days served in 2016 (114 out of 365 days)

•      Additional detail on the first award is provided below:

➢  Stock options vest 1/3 per year and have a 7-year term. 442,810 options would have been granted with an exercise price of $2.65 on 9/9/2016 if shares had been available on that date; if the price of BioScrip stock on the actual option grant date does not equal $2.65, a mutually agreed-upon method will be used to adjust for the number of shares required to preserve the original economic intent

➢  PRSUs vest at the end of the performance period (FYE 2019) based on achievement of EBITDA (1) and compound annual stock price growth (2) (“CAGR”) over the period; number of PRSUs granted (at target) will equal 272,370.

➢  Performance-based payout opportunity of 0 to 200% of target (50% of target at min. threshold)

•      Initial grant of stock options will be made upon shareholder approval of additional authorized shares; initial grant of PRSUs will be made after BioScrip’s 4th Quarter (i.e., Q1 of 2017); both grants are intended to cover 2017

➢  Initial grants will include full 2017 grant and pro-rated 2016 grant based on days served

•      Program design to be determined by the Compensation Committee each year, at its discretion

Sign-on RSUs	• 377,358 RSUs vesting at the end of the contract (i.e., 12/31/2020) to be granted upon shareholder approval of additional authorized shares

(1)	EBITDA goals to be determined after the conclusion of Q4 2016; EBITDA goals are subject to additional adjustments as determined by the Committee at the time the award is made (e.g., M&A Activity)

(2)	Stock price goals will be based on CAGR from grant through 12/31/19 (based on 20-day average price at beginning and end of the period)

A-1

EXHIBIT B

Preexisting Work Product

(see attached)

B-1

None.

B-2

EXHIBIT C

Form of Separation and Release Agreement

(see attached)

C-1

ONCE REVIEWED AND SIGNED, PLEASE RETURN ALL PAGES TO:

BioScrip, Inc.
Attn: [HRM Name]

[HRM Address]

[HRM Email and Fax]

YOU WILL RECEIVE A SIGNED COPY OF THIS RELEASE ONCE
YOUR SEVERANCE PAYMENT HAS BEEN APPROVED FOR PROCESSING

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SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between BioScrip, Inc. (the “Company”) and [EMPLOYEE NAME] (“Employee”) (the Company and Employee will be collectively referred to hereinafter as the “Parties”).

WHEREAS, Employee was employed by the Company pursuant to that certain Employment Agreement dated October __, 2016 (the “Employment Agreement”);

WHEREAS, Employee separated from such employment, effective [TERMINATION DATE] (the “Termination Date”);

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1.                  Severance Pay. Following the Company’s receipt of this Agreement executed by Employee and the expiration of the period within which Employee may revoke Employee’s acceptance of this Agreement as explained below (and provided Employee has not exercised such right of revocation), within sixty (60) days of the Termination Date, the Company shall commence to pay Employee the gross amount of [PAYMENT AMOUNT EXPRESSED IN WORDS] dollars ($[PAYMENT AMOUNT EXPRESSED IN NUMERALS]) (the “Severance Pay”) over the [NUMBER OF WEEKS EXPRESSED IN WORDS] ([NUMBER OF WEEKS EXPRESSED IN NUMERALS])-week period immediately following the effective date of this Agreement (the “Severance Period”), less applicable taxes and other lawful withholdings, which shall be payable in the same amounts and manner as Employee’s regular base salary payment was made immediately prior to the Termination Date in accordance with the Company’s normal payroll schedule and practices in equal installments (except the last payment, which may be more or less than the others). Notwithstanding the foregoing, such payroll continuation payments shall not commence or shall cease (as the case may be) in the event that Employee becomes reemployed by the Company or any of the Company Releasees at any time during the Severance Period. Under no circumstances shall Employee receive any portion of the Severance Pay after the conclusion of the Severance Period so long as the Company has paid Employee all amounts due and owing hereunder during the Severance Period. Employee shall also be entitled to receive the Accrued Bonus, the Pro Rata Bonus and the Medical Benefits in accordance with the terms of the Employment Agreement as well as Employee’s equity awards in accordance with the terms of the equity award agreements and the Employment Agreement.

2.                  Consideration. Employee acknowledges that the Severance Pay and other consideration set forth herein exceeds that to which Employee would otherwise be entitled upon termination of employment without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices. Irrespective of whether Employee signs this Agreement, Employee will be paid all compensation earned through the Termination Date and will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or other

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applicable law (which rights will be explained in greater detail in a separate notice provided to Employee).

3.                  Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees and which related to Employee’s employment or termination of employment, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)                anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; and

(b)               other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, and—to the extent Employee performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Employee Protection Act; and

(c)                tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of

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express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

(d)               all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws, including, without limitation, the laws set forth in Exhibit A to this Agreement, intended to protect Employee from waiving unknown claims.

4.                  Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims that (a) may arise after the date on which Employee executes this Agreement; (b) cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims); (c) rights to indemnification and advancement of fees under (A) the organizational documents of the Company or any of its affiliates (to the extent consistent with applicable law) and (B) any indemnification agreement with the Company or any of its affiliates; (d) rights under any directors’ and officers’ insurance coverage provided by the Company or any of its affiliates covering Employee; or (e) rights as an equity holder of the Company. In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

5.                  No Other Claims. Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances

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that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

6.                  Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving Severance Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

7.                  Duty to Cooperate. Employee agrees that Employee will remain reasonably available to the Company, after taking into account Employee’s other professional and personal commitments, as needed to assist in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the Company’s business activities during the period of Employee’s employment with the Company. Employee’s obligations under this Paragraph with respect to the defense of the Company’s interests shall survive the Termination Date and the termination of this Agreement. The Company shall pay all reasonable out-of-pocket expenses (excluding attorneys’ fees, unless (a) the Company is otherwise contractually required to do so, or (b) retention of Employee’s own counsel is reasonably necessary) incurred by Employee in connection with rendering services under this Paragraph.

8.                  Non-Disparagement. Employee will refrain from making negative or disparaging remarks about the Company or the Company Releasees. Employee will not provide information or issue statements regarding the Company or the Company Releasees, or take any other action, that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. The Company will cause its directors and executive officers to refrain from making any official statements (written or oral) that are negative or disparaging about the Employee or his affiliates or representatives. The Company will cause its directors and executive officers to not take any other action that would cause the Employee, his affiliates or representatives humiliation or otherwise cause or contribute to them being held in disrepute.

9.                  Right to Communicate. Notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, there shall be no restriction on Employee’s ability to (a) report violations of any law or regulation, (b) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (c) provide truthful information to government or regulatory agencies, or (d) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17. In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other

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document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy is intended to conflict with this statutory protection.

10.              Waiver of Future Employment With the Company. Employee agrees not to apply for employment, or seek reinstatement, with the Company or any of its current or former parents, subsidiaries, or affiliates (“Restricted Employer(s)”), and further agrees that the Company (and Restricted Employers) has no obligation to hire or rehire Employee at any time in the future. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any Restricted Employer). Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company (or any Restricted Employer) may refuse to hire or rehire Employee.

11.              Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.

12.              Return of Company Property. Except as otherwise expressly permitted by the Employment Agreement, Employee represents and warrants that Employee has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Employee.

13.              Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement. In addition, to the extent Employee performed work for the Company in West Virginia, the Company hereby provides Employee with the telephone number of the West Virginia State Bar Association (1-866-989-8227), as required by applicable West Virginia law.

14.              Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Termination Date. If Employee is employed in any state other than Minnesota, Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Jill Damman

Vice President, Human Resources

BioScrip, Inc.

1600 Broadway, Suite 950

Denver, CO 80202

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If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.

Notwithstanding the foregoing, if Employee is employed in Minnesota, the same revocation procedure shall apply with the exception that Employee shall have fifteen (15) days, rather than seven (7) days, to revoke Employee’s acceptance.

For the avoidance of doubt, if Employee elects not to execute this Agreement and return it to the Company by [DATE AT LEAST 22 DAYS AFTER THIS AGREEMENT IS GIVEN TO THE EMPLOYEE] (the “Expiration Date”), the offer to pay the Severance Pay will automatically expire on the Expiration Date. If Employee or Employee’s agent proposes new or different terms to the Company from those contained in this Agreement, such proposal will nullify the offer to pay Severance Pay unless and until the Company renews its offer or makes a subsequent offer, in which case the terms of the renewed or subsequent offer (if any) will control. If Employee exercises any right of revocation Employee has under this Agreement, the offer to pay the Severance Pay will expire on the date of such revocation.

15.              Choice of Law. This Agreement is made and entered into in [STATE IN WHICH EMPLOYEE IS EMPLOYED] and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

16.              Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

17.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18.              Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

19.              Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Employee understands that the Employment Agreement and any other agreements signed by Employee to which the Company is party, a successor, or an assign concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement. Rather, the terms of such agreements are incorporated herein by reference and, to the extent such agreements impose upon Employee additional and/or broader obligations than contained herein,

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such terms and conditions will be controlling unless the Company expressly waives in writing its right to enforce such terms and conditions.

20.              Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Termination Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

21.              Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to the Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death.

22.              Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

[EMPLOYEE NAME]	DATE

BIOSCRIP, INC.

BY:

ITS:

DATE:

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Exhibit A

As emphasized in the Agreement, Employee understands that Employee is releasing claims that Employee may not know about and that Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this release to claims known or suspected prior to the date Employee sign this Agreement, including, but not limited to, the effect of protections afforded by the following laws:

1.       California Employees

Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

2.       Montana Employees

Section 28-1-1602 of the Montana Code Annotated states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

3.       North Dakota Employees

Section 9-13-02 of the North Dakota Century Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

4.       South Dakota Employees

Section 20-7-11 of the South Dakota Codified Laws states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his [or her] favor at the time of executing the release, which if known by him [or her] must have materially affected his [or her] settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Section 28-1-1602 of the Montana Code Annotated, Section 9-13-02 of the North Dakota Century Code, and Section 20-7-11 of the South Dakota Codified Laws, and for the purpose of implementing a full and complete release and discharge of the Company and the Company Releasees, Employee expressly acknowledges that this release is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time Employee executes this Agreement, and that this Agreement contemplates the extinguishment of any such claims.

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